Exhibit 99.1

Synta Pharmaceuticals Corp.
45 Hartwell Avenue
Lexington, MA 02421

tel:	781 541 7125
fax:	781 274 8228

www.syntapharma.com

Synta Pharmaceuticals Reports Sale of $5 Million in Common Stock to
Member of Synta Board of Directors

LEXINGTON, MA — November 11, 2010 — Synta Pharmaceuticals Corp. (NASDAQ: SNTA) today announced the sale of 1,440,923 shares of its common stock at a price of $3.47 per share to Mr. Bruce Kovner, a member of the Board of Directors of Synta, pursuant to a Subscription Agreement entered into on November 10, 2010, for gross proceeds of approximately $5 million.  The shares were offered directly to Mr. Kovner without a placement agent, underwriter, broker or dealer.

The net proceeds from the sale will be used to fund Synta’s operations, including, research and development, clinical trials, manufacturing, intellectual property protection and enforcement, and working capital, and for other general corporate purposes.

The shares described above are registered under the Securities Act of 1933, as amended, pursuant to Synta Pharmaceuticals’ effective shelf registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Synta Pharmaceuticals Corp. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Synta Pharmaceuticals

Synta Pharmaceuticals Corp. is a biopharmaceutical company focused on discovering, developing, and commercializing small molecule drugs to extend and enhance the lives of patients with severe medical conditions, including cancer and chronic inflammatory diseases.  Synta has a unique chemical compound library, an integrated discovery engine, and a diverse pipeline of clinical- and preclinical-stage drug candidates with distinct mechanisms of action and novel chemical structures.  All Synta drug candidates were invented by Synta scientists using our compound library and discovery capabilities.

Safe Harbor Statement

This press release contains “forward-looking statements,” including, but not limited to, statements relating to the anticipated use of proceeds from the sale.  Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, but are not limited to, those detailed in the Company’s public filings with the U.S. Securities and Exchange Commission.  The information contained in this press release is believed to be current as of the date of original issue.  The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

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Contacts:
Synta Pharmaceuticals Corp.
Rob Kloppenburg
(781) 541-7125